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                           FREDRIKSON & BYRON, P.A.
                           1100 International Centre
                            900 Second Avenue South
                       Minneapolis, Minnesota 55402-3397


                               December 28, 1995


Champps Entertainment, Inc.
153 East Lake Street
Wayzata, Minnesota 55391

        Re:     Merger of Champps Entertainment, Inc.

Ladies and Gentlemen:

        You have requested that we render an opinion with respect to certain United States income tax considerations relating to the merger (the "Merger") of CEI Acquisition Corp., a Minnesota corporation ("Sub"), into Champps Entertainment, Inc., a Minnesota corporation (the "Company"). Sub is a wholly owned subsidiary of DAKA International, Inc., a Delaware corporation ("Parent").

        In the course of our representation and for purposes of rendering this opinion, we have examined the following documents and have relied on the representations and warranties contained therein as true without our having performed an independent verification as to the accuracy of such representations and warranties:

        1. The Agreement and Plan of Merger, dated as of October 10, 1995 by and among Company, Parent and Sub.

        2. The Stockholders' Agreement dated as of October 10, 1995 by and between Parent, and the other parties signatory thereto (each, a "Stockholder").

        3. The Form S-4 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") on December 28, 1995 under the Securities Act of 1933, as amended which Registration Statement includes a Proxy Statement and a Prospectus.

        As to matters of fact material to this opinion, we have relied upon (1) facts within our actual knowledge after an inquiry of the attorneys and legal assistants of this firm who have provided legal services to Company within the past twelve (12) months; (2) facts represented to us in certificates of officers of Company; and the recitals, agreements, representations and warranties contained in or made pursuant to the documents cited above. We have also relied upon financial documents and other corporate records provided to us by Company and represented to us to be accurate and complete.
We have also assumed the due authorization by all requisite action of the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have made no other inquiry or investigation as to factual matters.


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Champps Entertainment, Inc.
December 28, 1995

Page 2


        A summary of the facts known to us relating to the Merger is set forth below:

        Parent is a Delaware corporation with 6,924,419 shares voting common stock outstanding as of October 10, 1995. Parent also has 755,883 shares of Parent common stock issuable upon exercise of outstanding stock options granted pursuant to Parent's employee stock option plans, and 11,911,545 shares of Parent's par value $0.01 preferred stock outstanding.

     Company is a Minnesota corporation. As of October 10, 1995, Company has 4,953,774 shares of common stock outstanding. Company also has 263,000 shares of Company common stock issuable upon the exercise of outstanding stock options granted pursuant to Company's employee stock option plans, 120,000 shares of Company common stock issuable upon exercise of outstanding warrants to purchase Company common stock and no shares of Company's preferred stock outstanding.

        The following transactions are proposed:

        (i) Pursuant to the Merger Agreement and Minnesota law, Parent will acquire all of the stock of Company through the Merger of Sub into Company.

        (ii) Each share of Company common stock owned by a non-dissenting shareholder at the time of the exchange will be converted into a number of shares of Parent common stock determined pursuant to the Merger Agreement.
Each issued and outstanding share of Sub stock will be converted into one share of Company common stock.

        (iii) No fractional shares of Parent will be issued. Any holder of Company common stock entitled to a fractional share of Parent will receive cash in lieu of Parent issuing a fractional share of its common stock.

        (iv) Under Minnesota law, shareholders of Company who dissent to the proposed transaction have the right to receive the fair market value of their shares from Company.

        (v) Any options to purchase Company common stock granted pursuant to Company's stock option plans which are outstanding and unexercised immediately prior to the Effective Time of the Merger (the "Prior Options"), shall be converted automatically into options to purchase shares of Parent common stock (the "New Options") in accordance with the terms of such options, as adjusted according to the Merger Agreement.


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Champps Entertainment, Inc.
December 28, 1995

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        The following representations have been made in connection with the proposed transaction:

        (a) There is no plan or intention by Company's shareholders who own 5 percent or more of Company common stock, and to the best of the knowledge of the management of Company, there is no plan or intention on the part of the remaining Company shareholders, to sell, exchange, or otherwise dispose of a number of shares of Parent common stock received in the Merger that would reduce Company's shareholders' ownership of Parent common stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all the formerly outstanding shares of Company common stock as of the same date. For purposes of this representation, shares of Company common stock exchanged for cash in lieu of fractional shares of Parent common stock will be treated as outstanding Company common stock on the date of the Merger. Moreover, shares of Company common stock and shares of Parent common stock held by Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

        (b) The fair market value of Company common stock to be surrendered in the merger will, in each instance, be approximately equal to the fair market value of Parent common stock (or cash, in the case of dissenters) exchanged therefor.

        (c) Following the Merger, Company will hold assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Sub and Company held immediately before the transfer. For purposes of this representation, all amounts used by Company to pay any reorganization expenses (including payments to dissenting shareholder), and all redemptions and distributions including amounts paid in lieu of issuing fractional shares of Parent common stock (except for normal distributions) made preceding the transfer will be considered assets held by Company immediately prior to the transfer.

        (d) Parent has no plan or intention redeem or reacquire any of its stock to be issued in the proposed transaction.

        (e) On the date of the Merger, the fair market value of the assets of each of Company and Sub will exceed the sum of its liabilities plus the amount of liabilities to which its assets are subject.


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Champps Entertainment, Inc.
December 28, 1995

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        (f)     Following the Merger, Company will continue its historic
business or use a significant portion of its historic business assets in a business.

        (g) Parent has no plan or intention to sell or otherwise dispose of any Company common stock, to liquidate or merge Company, or to cause Company to sell or otherwise dispose of any of its assets (including the assets acquired in the Merger) except for dispositions made in the ordinary course of business.

        (h) No two parties to the Merger are "investment companies" as described in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

        (i) Each of Company, Parent, Sub and the shareholders of Company will pay its or their own expenses, if any, incurred in connection with the Merger.

        (j) There is no intercompany debt between Parent and Company or Sub and Company which was issued, acquired or will be settled at a discount as a result of the Merger.

        (k) In the Merger, an amount of Company common stock constituting control of Company within the meaning of Section 368(c) of the Code, will be acquired solely for Parent voting common stock. For purposes of this representation, shares of Company common stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent common stock, will be treated as outstanding Company stock on the date of the transaction. Moreover, shares of Company common stock otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making the determination.

        (l) No dividends or distributions, other than regular dividends or distributions, will be made with respect to Company common stock immediately preceding the Merger.

        (m) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        (n) None of the compensation received by any shareholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company common stock; none of the shares of Parent common stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


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Champps Entertainment, Inc.
December 28, 1995

Page 5


        (o) The payment of cash in lieu of fractional shares is solely to save Parent the expense and inconvenience of issuing and transferring fractional shares of Parent stock and will not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to Company shareholders in lieu of issuing fractional share interests of Parent common stock will not exceed one percent of the total consideration that will be given in the Merger to Company shareholders in exchange for their shares of Company common stock. The fractional share interests of each Company shareholder will be aggregated and no Company shareholder will receive cash in an amount greater than the value of one full share of Parent common stock.

        (p) Parent does not beneficially own, nor has it owned for the past 5 years, directly or indirectly, any of the outstanding capital stock of Company.

        (q) The Company has no plan or intention to issue additional shares of its stock subsequent to the consummation of the Merger that would cause Parent to lose control of Company within the meaning of Section 368(c) of the Code.

        (r) No redemptions have been made with respect to Company common stock prior to the Merger.

        (s) At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities or any type of right pursuant to which any person could acquire Company common stock which, if exercised or converted, would affect Parent's acquisition or retention of control of Company, as defined in Section 368(c) of the Code.

        (t) Prior to the Merger, Parent will be in control of Sub within the meaning of 368(c) of the Code.

        (u) Sub has no liabilities to be assumed by Company, and will not transfer to Company any assets subject to liabilities in the Merger.

        We have also examined such matters of law, including the provisions of the Code, proposed and finalized Treasury Regulation promulgated thereunder ("Regulations"), and judicial and administrative decisions, rulings and interpretations thereof currently in effect, as we have deemed appropriate as a basis for the opinion set forth below.

        Based solely on the factual information described above and our analysis and examination of applicable federal income tax laws, rulings, regulations and judicial precedents described


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Champps Entertainment, Inc.
December 28, 1995

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above, and assuming further that the Merger is carried out in the manner set forth in the Merger Agreement, we are of the opinion that, for federal income tax purposes:

        (1) Provided that the proposed Merger qualifies under Minnesota law, and after the Merger, Company holds substantially all of its assets and substantially all of the assets of Sub, and in the transaction, Company shareholders exchange an amount of stock constituting control of Company within the meaning of
                Section 368(c) of the Code solely for Parent voting common stock, the transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The reorganization is not disqualified by reason of the fact that the stock of Parent will be used in the transaction (Section 368(a)(2)(E) of the Code). For purposes of this opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of each Company and Sub. The Company, Parent and Sub will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        (2) No gain or loss will be recognized by a Company shareholder upon the exchange of his or her Company common stock for Parent common stock, except that a Company shareholder who receives cash proceeds in lieu of a fractional share interest in Parent common stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest, and such gain or loss will constitute capital gain or loss if such shareholder's Company common stock is held as a capital asset at the Effective Time.

        (3) The tax basis of Parent common stock received by a Company shareholder who exchanges his or her Company common stock for Parent common stock will be the same as such shareholders' tax basis in Company common stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest.

        (3) The holding period of Parent common stock received by a Company shareholder will include the period during which Company common stock surrendered in exchange therefor was held (provided that such Company common stock was held by such Company shareholder as a capital asset at the Effective Time.)



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Champps Entertainment, Inc.
December 28, 1995

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        No opinion is expressed about the tax treatment of the Merger under other provisions of the Code and the Regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinion.

        An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion and, unlike private letter rulings issued by the Internal Revenue Service, is not bindng upon the Internal Revenue Service and has no official status of any kind. We can give no assurance that the Internal Revenue Service will not challenge the opinion expressed herein or that in the event the Internal Revenue Service challenges the opinion expressed herein that it will not ultimately prevail.

        Our opinion does not cover the application of state, local, foreign or other tax laws. You are advised that applicable statutes of some states differ in some respects from their counterparts in the Code. Further, our opinion is rendered as of the date hereof and is based upon existing laws, regulations, administrative authorities and judicial decisions, all of which could change at any time with retroactive effect.

        Our opinion is being rendered to Company pursuant to Section 6.03(c) of the Merger Agreement. We consent to the use of this opinion as an exhibit to the Registration Statement and the related Proxy Statement and Prospectus and to the reference to us in such Prospectus. No other individual or entity may rely upon this opinion without the express, prior written consent of the undersigned.

                                        Very truly yours,

                                        FREDRIKSON & BYRON, P.A.


                                        By /s/ Dobson West
                                           ---------------------------------
                                           Dobson West